Exhibit 10.3

GetAGeek, Inc.

Application Manufacturing and Distribution Services

Technical Support Group

VoxTech Products, Inc.

Manufacturing, Distribution and Support Contract

Dr. Speak

06/12/05

 SERVICES AGREEMENT

GetAGeek, Inc.
32 Broadway, Suite 1414
New York, NY  10004

This agreement is made as of June 12, 2005 between VoxTech Products, Inc. (“Client”) and GetAGeek, Inc. (“Manufacturer”)

In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provision of such attachments shall govern:

1.

Services.  Manufacturer agrees to perform for Client the services listed in the Scope of Services section in Exhibit A attached hereto and executed by both Client and Manufacturer.  Such services are hereinafter referred to as “Services or Product”.  Client agrees that Manufacturer shall have reasonable access to Client’s staff and resources as necessary to perform the Manufacturer’s services provided for by this contract.

2.

Rate of Payment for Services.  Client agrees to pay Manufacturer for Services and Products in accordance with the schedule contained in Exhibit C attached hereto and executed by both Client and Manufacturer.

3.

Invoicing.  Client shall pay the amount agreed to herein within 30 days of receipt of invoices, which shall be sent by Manufacturer, and Client shall pay the amount of such invoices to Manufacturer.

4.

Confidential Information.  Each party hereto (“Such Party”) shall hold in trust for the other party hereto (“Such Other Party”), and shall not disclose to any nonparty to the Agreement, any confidential information of Such Other Party.  Confidential information is information which relates to Such Other Party’s research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by nonparties of ordinary skill in computer design and programming.

Manufacturer hereby acknowledges that during the performance of this contract, the Manufacturer may learn or receive confidential Client information and therefore Manufacturer hereby confirms that all such information relating to the Client’s business will be kept confidential by the Manufacturer, except to the extent that such information is required to be divulged to the Manufacturer’s clerical or support staff or associates in order to enable Manufacturer to perform the contracted obligations.

5.

Staff.  Manufacturer is an independent contractor and neither Manufacturer nor Manufacturer staff is, or shall be deemed to be employed by Client.  Client is hereby contracting with Manufacturer for the services described on Exhibit A, and Manufacturer reserves the right to determine the method by which the services will be performed.  Manufacturer is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Client’s premises, then Manufacturer’s time spent at the premises is to be at the discretion of the Manufacturer; subject to the Client’s normal business hours and security requirements.  Manufacturer herby confirms to the Client that the Client will not be required to furnish or provide any training to the Manufacturer to enable the Manufacturer to perform the services required hereunder.  The services shall be performed by the Manufacturer or the Manufacturer’s staff, and the Client shall not be required to hire, supervise or pay any assistants to help the Manufacturer who performs the services under this agreement.   Manufacturer shall not be required to devote the full time nor the full time of the Manufacturer’s staff to the performance of the services required hereunder meeting all deadlines, and it is acknowledged that Manufacturer has other Clients and Manufacturer offers services to the general public.  The order or sequence in which the work is to be performed shall be under the control of the Manufacturer.  Except to the extent the Manufacturer’s work must be performed on or with Client’s computer or Client’s existing software, all materials used in providing the services shall be provided buy the Manufacturer.  Manufacturer’s services hereunder cannot be terminated or cancelled short of completion of the services agreed upon except for Manufacturer’s failure to perform the contract’s specifications as required hereunder and conversely, subject to Client’s obligation to make full and timely payment(s) for Manufacturer’s service as set forth in Exhibit C, Manufacturer shall be obligated to complete the services agreed upon and shall be liable for non-performance of the services to the extent and as provided in paragraph 9 hereof.  The Client shall not provide any insurance coverage of any kind for the Manufacturer or the Manufacturer’s staff, and the Client will not withhold any amount that would normally be withheld from an employee’s pay.  Manufacturer shall take appropriate measure to insure that its’ staff who perform Services are competent and that they do not breach Section 4 hereof.

Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of six months following the termination of this Agreement, neither party will, except with the other party’s prior written approval, solicit or offer employment to the other party’s employees or staff engaged in any efforts under this agreement.

6.

Client Representative.  The following individual, Gary Cella, shall represent the Client during the performance of this contract with respect to the services and deliverables as defined herein and has authority to execute written modifications of additions to this contract as defined in section 13.

7.

Disputes.  Any disputes that arise between the parties with respect to the performance of this contract shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equality in the costs of said arbitration.

The final arbitration decision shall be enforceable through the courts of the state of the Manufacturer’s address [14 (ii)] or any other state in which the Client resides or may be located in the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this contract shall be as binding and enforceable as if this section (7) were no a part hereof.

8.

Taxes.  Any and all taxes, except income taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Client.  Manufacturer shall be responsible for any taxes or penalties assessed by reason of any claims that Manufacturer is an employee of Client, and Client and Manufacturer specifically agree that Manufacturer is not an employee of Client.

LIMITED WARRANTY

9.

Liability.  Manufacturer warrants to Client that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and work will be performed by qualified personnel.  Special requirements for format or standards to be followed shall be attached as an additional Exhibit and executed by both Client and Manufacturer.  Manufacturer makes no other warranties whether written, oral or implied, including without limitation, warranty of fitness for purpose of merchantability.  Manufacturer, its agents and officers, shall not be liable to Client or any third party for any claims, causes of action or direct, indirect, incidental, special or consequential, trebled or punitive damages, that result or are alleged to have resulted from the performance of this Agreement, except that Manufacturer’s liability shall not be limited (a) in tort, for intentional misconduct or that of its agents or employees; or  (b) for bodily injury or death or damage to tangible or intangible, real or personal property proximately  caused by gross negligence of Manufacturer or that of its agents or employees.

10.

Complete Agreement.  This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein.  No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Manufacturer by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof.  Client acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

11.

Applicable Law.  Manufacturer shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental procurement regulation to which it may be subject but to which reference is not made in Exhibit A and B.  This Agreement shall be construed in accordance with the laws of the State of New York.

12.

Scope of Agreement.  If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

13.

Additional Work.  After receipt of an order which adds to the Services, Manufacturer may, at its discretion, take reasonable action and expend reasonable amounts of time and money based on such order. Client agrees to pay Manufacturer for such action and expenditure as set forth in Exhibit C of this Agreement for payments related to Services.

14.

Notices.

(i)

Notices to Client should be sent to:

Gary Cella

Coscob, CT

(ii)

Notices to Manufacturer should be sent to:

GetAGeek, Inc.

Chris LaRose

64 Secretariat Ct

Tinton Falls, NJ 07724

15.

Assignment.  Either party may not assign this Agreement without the prior written consent of the other party.  Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

In Witness Whereof, the parties hereto have signed this Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Gary Cella

___________________________

/s/ Chris LaRose

___________________________

Gary Cella

GetAGeek, Inc.

Client

Manufacturer

_President_________________

Chris LaRose, President

Name and Title

Name and Title

EXHIBIT A

Scope of Work

Primary Work:

GetAGeek as Manufacturer will provide duplication services of Client’s software (Product) for distribution to Client’s end users.  Client will provide blank pre-printed CD ROMS for the duplication service.

Manufacturer will ship printed software documentation as provided by Client to be included with CD ROM.  Manufacturer will ship CD ROM and documentation enclosed in a Client-provided binder to Client’s end user(s) upon request.

Manufacturer will provide support for Client’s end users for a period of 30-days after said user has received shipment from Manufacturer and installed the Client’s Product.  Service beyond the scope of 30-days will be covered under separate contract for on-going technical support of Client’s software.

Ownership:

Client will own all the rights to the product being provided to Client’s end-users by Manufacturer.

30-Day Technical Support:

Manufacturer will, within the confines of the pricing outlined herein, provide support to Client’s end-users for a period of 30-days after receipt and end-user installation of the Client’s software.  The Product requires the end-user to contact the Manufacturer to complete the installation of the Product.

Manufacturer will provide one (1) dedicated technical support representative for every 20 Products that are within the end-users 30-day support time frame.  Technical support provided by Manufacturer within the scope of this contract will be performed at the Manufacturer’s premises and will be conducted verbally over the telephone and by remote control of the end-user’s system at their written request which can be faxed to Manufacturer for prompt remediation of the issue.

EXHIBIT B

Cost Description

Manufacturer shall not bill for charges beyond costs indicated herein without prior written approval from Client.  Unforeseen difficulties, on-site visits, technological feasibility, and third party involvement, can and may increase the overall costs of the Product’s distribution.

Manufacturer will provide CD ROM duplication services, packaging and shipping to Client’s end-users.  Client will provide all other materials including pre-printed (silk screened) blank CD ROMS and  printed manual in binder.

30-Days of support for Client’s end-users will be provided by Manufacturer within the costs outlined in Exhibit C.

EXHIBIT C

Costs and Fees

GetAGeek, Inc. (Manufacturer) will manufacture (duplicate and package) Client’s Product and distribute same to Client’s end-users upon demand and will provide 30-Days of technical support to Client’s end-users as outlined above.

Per Product Unit:

Manufacture:

$ 28.00

Includes duplication and packaging

Shipping:

$ 17.00

USPS Receipt Confirmation Delivery

Support:

$ 95.00

30-Days upon installation by End-user

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$140.00 per unit